EXHIBIT 10.1

Named Officer 2015 Target Bonus Opportunity

Named Officer	2015 Target Bonus (as a % of Annual Base Salary)
Bruce C. Cozadd Chairman and Chief Executive Officer	100(1)

Matthew P. Young(2) Executive Vice President and Chief Financial Officer	55
Russell J. Cox Executive Vice President and Chief Commercial Officer	55
Suzanne Sawochka Hooper Executive Vice President and General Counsel	55

(1)	Mr. Cozadd’s target bonus percentage of 100% was previously established and unchanged as a result of the February 11, 2015 modifications to the target bonus opportunity levels under the Bonus Plan.

(2)	Mr. Young was promoted from Senior Vice President to Executive Vice President, effective February 21, 2015, and, accordingly, his target bonus percentage for the 2015 plan year is 55%.